Bowne & Co., Inc.
345 Hudson Street
New York, NY 10014
212/924-5500

NEWS RELEASE

Contact: William J. Coote	VP & Treasurer 212-886-0614

bill.coote@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO. Revises Estimate of 2005 Diluted Shares Outstanding

NEW YORK, February 17, 2005 — On February 17, 2005, Bowne & Co., Inc. issued a press release announcing its 2004 financial results. The outlook section of the press release incorrectly estimated diluted shares for 2005 as 36,200,000. The Company is revising that estimate to 35,100,000, which is the sum of Outstanding Common Shares as of December 31, 2004 of 33,700,000 plus the potential dilutive effect of stock options and deferred stock units (2004 fourth quarter average) of 1,400,000. This change does not impact the estimated earnings per share range contained in the press release.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Enterprise Solutions: Digital composition, print, delivery, and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

•	Bowne Litigation Solutions: Consulting, electronic discovery and software solutions, including DecisionQuest®, the nation’s largest trial research firm, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com